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                                                                    EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT
                              --------------------

          This Agreement ("Agreement") is made and entered into as of the 29th day of September 2000 by and between Robert Mang, residing at 425 Walsh Road, Atherton, California 94027 ("Employee"), and Galyan's Trading Company, Inc., an Indiana corporation ("Company").

1.  TERM OF EMPLOYMENT:  Subject to the terms of this Agreement, Company hereby
    ------------------
agrees to employ Employee, and Employee hereby agrees to accept such employment, for the period beginning on October 1, 2000 and ending at the close of business on the third anniversary of such date or on such earlier date upon which this Agreement is terminated in accordance with the provisions set forth herein (the "Initial Term"). The term of this Agreement will automatically extend past the Initial Term for succeeding periods of one year each unless either party terminates this Agreement as of the end of the Initial Term, or as of the end of any subsequent one-year period (in either case, the "Termination Date"), by delivering notice to the other party specifying the applicable Termination Date not later than 90 days prior to the date so specified. The "Term" of this Agreement shall include any automatic extensions pursuant to the preceding sentence.

2.  POSITION AND DUTIES:
    -------------------
(a)  General Duties; Performance:  At all times during the Term, Employee shall
     (i) serve as Chief Executive Officer and Chairman of the Company and, in such capacity, shall, subject to supervision by the Board of Directors of the Company (the "Board"), have responsibility and authority over all operations and employees of the Company and shall perform such other duties and have such other responsibilities not materially inconsistent with the foregoing as may from time to time be assigned or delegated to him by the Board, (ii) shall diligently and conscientiously devote his full and exclusive business time, energy and ability to his duties and the business of the Company, (iii) shall serve as a member of the Board; and (iv) shall perform his duties as set forth herein faithfully and efficiently, subject to the direction of the Board and in compliance with Company policies and regulations given or promulgated by the Board. The provisions of this Agreement, however, shall not be construed to preclude service by the Employee as a non-employee director of entities not in competition with the business of the Company.

(b) Non-Contravention: Employee represents and warrants that (i) he has the full right and authority to enter into this Agreement and to render the services as required under this Agreement, (ii) by signing this Agreement he is not breaching any contract or legal obligation he owes to any third party and (iii) he is not party to any other agreement with Company or any other party providing for the performance by him of services or, in the case of Company and its subsidiaries, for any compensation to be paid to him.

3.  COMPENSATION, BENEFITS AND EXPENSES:  During the Term, Company shall
    -----------------------------------
compensate Employee for his services as follows:

(a) Salary and Expenses: Company shall pay Employee a base salary at an annual rate of $450,000 for fiscal year 2000 (such amount reduced pro rata based upon the date

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     the Employee commences his daily duties and responsibilities as Chief
     Executive Officer of the Company), $500,000 for fiscal year 2001 and $550,000 for fiscal year 2002, with an increase to at least $600,000 per year for fiscal year 2003 to the extent such year is covered by this Agreement, in each case less standard income and payroll tax withholding and other authorized deductions. Such salary shall be earned and shall be payable in regular installments in accordance with Company's normal payroll practices. Employee shall also be entitled to reimbursement for reasonable business expenses in accordance with Company policy and shall, in the initial year of this Agreement also be entitled to reimbursement (to a maximum of $10,000) of expenses for legal, tax and financial advice related to his employment by the Company.

(b) Signing Bonus: On January 3, 2001, the Company shall pay to Employee a one-time payment of $500,000, less income and payroll tax, withholding and other authorized deductions (the "Signing Bonus"). Employee agrees that, if on the first anniversary of the date of execution of this Agreement his employment with the Company has been terminated, he shall repay the after-tax portion of the Signing Bonus no later than thirty (30) days following a request for such repayment by Company; provided however, that such repayment shall not be required if (i) the Company's Repurchase Option pursuant to the terms of Section 4 of the Stock Subscription Agreement by and between the parties hereto has not terminated in accordance with such terms and the Company elects not to exercise such Repurchase Option, (ii) Employee terminates his employment for Good Reason or (iii) Employee is terminated by the Company other than for Cause.

(c) Health Insurance: Employee and his dependents shall be eligible to participate in Company's group health plan as in effect from time to time for employees of Company. In lieu of receiving coverage under such plan, Employee may at his option elect to have the Company pay or reimburse the Employee for the cost of continued coverage (up to a maximum of $10,000 per year) under the plan of a prior employer of the Employee.

(d) Bonus: Employee shall be eligible to receive an annual bonus in accordance with the Company's existing bonus program, with such bonus to be determined based on Company achieving its targeted operating income for the applicable fiscal year (the "Target Income") as set forth in Company's annual budget for such fiscal year prepared by management and approved by the Board. The "Target Bonus" shall be equal to 60% of base salary in each fiscal year beginning in fiscal year 2001 (or $300,000 in fiscal year 2001 and $330,000 in fiscal year 2002) with the ability to earn up to 200% of the Target Bonus if the Target Income is exceeded by an amount to be determined by the Board. Notwithstanding anything to the contrary herein, Employee shall receive from the Company on January 3, 2001 a bonus of $180,000 for the partial fiscal year 2000 in lieu of a Target Bonus for that year.

(e) Company Stock/Options. The Company shall grant to Employee (i) the right to purchase shares of Class A common stock of Company (the "Common Stock") upon the terms and conditions set forth in a Stock Subscription Agreement attached hereto as Exhibit A and (ii) 90,000 options with a $10.00 exercise
                        ---------
     price and 75,000 options with a $20.00 exercise price pursuant to Company's 1999 Stock Option Plan (collectively, the "Options"); provided that the grant of Options is subject to Employee purchasing at least $700,000 of Common Stock (up to $300,000 of which may be financed by the Company on the terms and conditions set forth in

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     the Stock Subscription Agreement and the related Stock Pledge Agreement and
     Secured Promissory Note attached hereto as Exhibit B and Exhibit C,
                                                ---------     ---------
     respectively) pursuant to clause (i) hereof. The Options shall become vested in one-third increments on the Employee's first anniversary, second anniversary and third anniversary with the Company. The Options shall be governed by and subject to the terms and conditions of the 1999 Stock
     Option Plan and Employee's Stock Option Agreement.

(f) MVP.com SARs. The Company shall grant to the Employee certain stock appreciation rights for 41,000 units with respect to the common stock of MVP.com, Inc. subject to the terms and conditions set forth in the SAR Award Agreement by and between the parties hereto.

(g) Vacation: Employee shall be entitled to annual paid vacation in accordance with Company's policies as in effect from time to time for similarly situated executive employees of Company, but not less than four weeks of paid vacation per year.

(h) Retirement Plan: Employee shall be eligible to participate in Company's retirement plans applicable to Employee, in accordance with the terms of such plans. Employee understands that the Board monitors such plans or arrangements and may, from time to time, add benefits to or delete benefits from the plans or arrangements, or modify or terminate existing plans or arrangements, provided that no such modification or termination shall decrease the retirement benefits accrued by the Employee prior to the modification or termination without the written consent of the Employee.

(i) Moving Expenses: Company shall reimburse Employee for (1) reasonable expenses incurred in connection with Employee's relocation to Indiana (including the relocation of Employee's family and pets), (2) the reasonable commuting and temporary living costs for a period of eight months from the date hereof, including, without limitation, airfare and ground transportation between Atherton, California and Indianapolis, Indiana every other week during such eight-month period, car rental in Indianapolis, Indiana during such eight-month period, house hunting and relocation trips to Indianapolis, Indiana for Employee's wife and daughter during such eight-month period and (3) points associated with the purchase of a residence in the greater Indianapolis area, in each case upon the provision to the Company of receipts evidencing such expenses. Company agrees to indemnify Employee against any incremental income tax liability incurred as a result of the payment of his temporary living costs and any other non-deductible relocation costs by Company.

4.  TERMINATION:  Employee's employment with Company during the Term may be
    -----------
terminated by Company under the circumstances described in this Paragraph 4, and subject to the provisions of Paragraph 5:

(a) Cause: Company may immediately terminate Employee's employment for Cause by giving written notice to Employee identifying in reasonable detail the act or acts said to constitute "Cause." For purposes of this Agreement, "Cause" shall mean that Company, acting reasonably and in good faith based upon the information then known to Company, determines that Employee has engaged in or committed: willful misconduct; gross negligence; theft, fraud or other illegal conduct; any willful act that is likely to materially injure the

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     reputation, business or a business relationship of Company; refusal or unwillingness to perform his duties or responsibilities under this Agreement in a satisfactory manner or failure to comply with written policies and directives of Company, in either case for thirty (30) days following specific written notice thereof; Employee's death or Disability (as defined below); or material breach of any term of this Agreement following specific notice thereof from Company. For purposes of this Paragraph 4(a), "Disability" shall mean a physical or mental impairment which substantially limits a major life activity of Employee and which renders Employee unable to perform the essential functions of his position, even with reasonable accommodation which does not impose an undue hardship on Company. Company, acting reasonably and in good faith, shall have the right to make the determination of disability under this Agreement.

(b) Other than Cause: Company may immediately terminate Employee's employment for any reason other than Cause by giving ten (10) days written notice to Employee.

(c) Good Reason. Employee may terminate employment hereunder for "Good Reason" by delivering to the Company (1) a Preliminary Notice of Good Reason (as defined below), and (2) not earlier than thirty (30) days and not later than three (3) months from the delivery of such Preliminary Notice of Good Reason, a Notice of Termination. For purposes of this Agreement, "Good Reason" means, the assignment (without the express written consent of Employee) to Employee of a significantly lower position in the organization in terms of his responsibility, authority and status, any significant reduction in Employee's authority or status, or requiring Employee to perform services not commensurate with Employee's ability, experience and qualifications; requiring Employee (without his consent) to relocate his primary work location more than 50 miles away from the current principal office of the Company in Plainfield, Indiana; any reduction in the Employee's base salary or bonus opportunity; or any material breach by the Company of the terms of this Agreement; provided that "Good Reason" shall not include (A) acts not taken in bad faith which are cured by the Company in all respects not later than thirty (30) days from the receipt by the Company of a written notice from the Employee identifying in reasonable detail the act or acts constituting "Good Reason" (a "Preliminary Notice of Good Reason") or (b) acts taken by the Company as a result of grounds for termination of employment for Cause pursuant to Section 4(a) hereof. A Preliminary Notice of Good Reason shall not, by itself, constitute a Notice of Termination.

5.  OBLIGATIONS UPON TERMINATION:
    ----------------------------
(a) Cause: If Company terminates Employee for Cause at any time during the Term, Employee (or his estate in the event of his death) will receive his base salary and other compensation and benefits earned under this Agreement but not yet paid or delivered to Employee as of the date of termination, including retirement benefits accrued through the date of such termination and payable under the terms of such plans, but excluding (except in the case of death or disability) any bonus. In the event of disability or death, Employee (or his estate) shall also receive a payment (at the time Company traditionally makes such payment) equal to a pro-rata share of the annual bonus he would have earned (as determined in a manner consistent with Paragraph 3(d) hereof) based on Company's actual results for the fiscal year. For purposes of the preceding sentence, Employee's pro-rata share shall be a fraction of the number of days in the fiscal year, the numerator of which shall be the number of days in the fiscal year prior to Employee's death or disability and the denominator of which shall be 365. Other than the

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     amounts specified in this Paragraph 5(a), Employee will not be entitled to any severance pay or any other compensation or benefits of any nature whatsoever, except as may be payable under the terms of other plans or agreements in the event of disability or death.

(b) Other Than Cause: If Company terminates Employee for any reason other than Cause at any time during the Term or if Employee terminates employment for any Good Reason, Employee shall receive, subject to the limitations set forth below, (i) his base salary and other compensation and benefits earned under this Agreement but not yet paid or delivered to Employee as of the date of his termination, including retirement benefits accrued through the date of such termination and payable under the terms of such plans,
     (ii) the Target Bonus, if any, for the applicable fiscal year in which the Employee is terminated and (iii) severance pay constituting the continuation of his then-current base salary, less standard income and payroll tax withholding and other authorized deductions, plus continued health coverage and a payment equal to the benefits that absent termination of employment would have accrued under the Company's tax-qualified and non-qualified retirement plans (which benefits shall be deemed fully vested), until the later of the date that is (x) the first anniversary of the date of his termination and (y) the third anniversary of the date hereof.

(c) Exclusive Remedy: Employee acknowledges that, other than the payments described in this Paragraph 5, he shall have no other claims against, and be entitled to no other payments from, Company or its direct or indirect parents, subsidiaries, affiliates or related companies upon any termination or breach by Company of this Agreement.

6.  LOYALTY, NON-COMPETITION AND CONFIDENTIALITY:  In consideration of the
    --------------------------------------------
employment provided by Company, Employee agrees with Company as follows:

(a) Non-Competition: Employee acknowledges that his position will give him access to confidential and highly sensitive non-public information of substantial importance to Company, including but not limited to financial information, identities of distributors, contractors and vendors utilized in Company's business, non-public forms, contracts and other documents used in Company's business, trade secrets used, developed or acquired by Company, information concerning the manner and details of Company's operation, organization and management, Company's business plans and strategies, price information, customer lists and research and development data, and that the services he will provide to Company are unique. During the "Non-Competition Period" as defined in Paragraph 6(f) hereof, Employee agrees that in addition to any other limitation, he will not directly or indirectly engage in, as an employee, consultant or otherwise, any business in the United States primarily engaged in the retail sporting goods or retail sports apparel business, nor will he accept employment, consult for, or participate, directly or indirectly, in the ownership or management of any enterprise in the United States engaged in such a business. Notwithstanding the foregoing, Employee may invest as the holder of not more than four percent (4%) of the outstanding shares of any corporation whose stock is listed on any national or regional securities exchange or reported by the National Association of Securities Dealers Automated Quotation System or any successor thereto.

(b) Other Employees, Customers: Employee agrees that during the Non-Competition Period, neither he nor any entity with which he is at the time affiliated (and which is

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     not affiliated with Company) shall, directly or indirectly, hire or offer to hire or entice away or in any other manner persuade or attempt to persuade any officer, employee, agent or customer of Company or any of its affiliates, or any person who supplies goods or services or licenses intangible or tangible property to Company or any of its affiliates to discontinue his, her or its relationship with such entity.

(c) Confidentiality: Except in the normal and proper course of his duties hereunder, Employee will not use for his own account or disclose to anyone else, during or after the Term of this Agreement, any confidential or proprietary information or material relating in the reasonable opinion of Company to Company's operations or businesses, including Company's subsidiaries, which he may obtain from Company, its subsidiaries or their officers, directors or employees, or otherwise during or by virtue of Employee's employment by Company. Confidential or proprietary information or material includes, without limitation, the following types of information or material, both existing and contemplated, regarding Company, its direct or indirect parents, subsidiaries, affiliates or related companies: proprietary data processing systems and software; corporate information, including contractual arrangements, plans, strategies, tactics, policies, resolutions, patent, copyright, trademark, and tradename applications, and any litigation or negotiations; marketing information, including sales or product plans, strategies, methods, customers, prospects, or market research data; financial information, including cost and performance data, debt arrangements, equity structure, investors, and holdings; operational and scientific information, including trade secrets, technical information, and personnel information, including personnel lists, resumes, personnel data, organizational structure, and performance evaluations; provided, however, that confidential or proprietary information shall not include any information that is generally available to the public without breach of this Agreement.

(d) Intangible Property: All right, title and interest of every kind and nature whatsoever, whether now known or unknown, in and to any intangible property, including all trade names, unregistered trademarks and service marks, brand names, patents, copyrights, registered trademarks and service marks and all trade secrets and confidential know-how (collectively, the "Intangible Property"), invented, created, written, developed, furnished, produced or disclosed by Employee in the course of rendering his services to Company hereunder shall, as between the parties hereto, be and remain the sole and exclusive property of Company for any and all purposes and uses whatsoever, and Employee shall have no right, title or interest of any kind or nature in such Intangible Property, or in or to any results or proceeds therefrom. Employee will, at the request of Company, execute such assignments, certificates and other instruments as Company may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in and to, any of the foregoing.

(e) Return of Documents: Employee agrees that all documents of any nature pertaining to activities of Company, its direct or indirect parents, subsidiaries, affiliates and related companies, used, prepared, or made available to Employee in the course of rendering his services to Company hereunder, including the information or materials covered by Paragraphs 6(c) and 6(d) hereof, are and shall be the property of Company or, as the case may be, its direct or indirect parents, subsidiaries, affiliates or related companies, and that all copies of such documents shall be surrendered to Company whenever requested by the Company.

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(f)  Non-Competition Period:  "Non-Competition Period" means the period beginning on the date hereof and ending on the date that is the later of
     (i) the second anniversary of the date of termination of Employee's employment with Company and (ii) September 29, 2003.

(g) Enforcement: Employee acknowledges that irreparable damage would result to Company or its direct or indirect parents, subsidiaries, affiliates or related companies if the provisions of this Paragraph 6 are not specifically enforced, and agrees that Company shall be entitled to any appropriate legal, equitable, or other remedy, including injunctive relief, in respect of any failure to comply with the provisions of this Paragraph 6.

7.  ENTIRE AGREEMENT:  This Agreement contains the entire understanding between
    ----------------
Company and Employee concerning Employee's employment with Company, and supersedes all prior negotiations, term sheets, and agreements between them.

8.  MODIFICATION:  No provision of this Agreement may be amended, modified, or
    ------------
waived except by written agreement signed by both Company and Employee.

9.  GOVERNING LAW:  The provisions of this Agreement shall be construed in
    -------------
accordance with, and governed by, the laws of the State of Indiana without regard to principles of conflict of laws.

10.  SAVINGS CLAUSE:  If any provision of this Agreement or the application
     --------------
thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

11.  SUCCESSORS; NO ASSIGNMENT OF AGREEMENT:  Except as otherwise provided
     --------------------------------------
herein, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, heirs, successors and assigns. Employee acknowledges that his services are unique and personal. Accordingly, Employee may not assign his rights or delegate his duties or obligations under this Agreement to any person or entity.

12.  ADDITIONAL REPRESENTATIONS:  Employee represents and warrants to Company
     --------------------------
that he is knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, that he has read this Agreement and that he understands its terms. Employee acknowledges that, prior to assenting to the terms of this Agreement, he had been given a reasonable time to review it, to consult with counsel of his choice, and to negotiate at arm's-length with Company as to its contents. Company and Employee agree that the language used in this Agreement is the language chosen by the parties to express their mutual intent, and that Employee has entered into this Agreement freely and voluntarily and without pressure or coercion from anyone. Employee represents and warrants to Company that he is not bound by any agreement or subject to any restriction which would interfere with or prevent his entering into or carrying out this Agreement.

13.  RIGHTS AND WAIVERS:  All rights and remedies of the parties hereto are
     ------------------
separate and cumulative, and no one of them, whether exercised or not, shall be deemed to be to the exclusion of any other rights or remedies or shall be deemed to limit or prejudice any other

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legal or equitable rights or remedies which either of the parties hereto may have. No party to this Agreement shall be deemed to waive any rights or remedies under this Agreement unless such waiver is in writing and signed by such party. No delay or omission on the part of either party in exercising any right or remedy shall operate as a waiver of such right or remedy or any other rights or remedies. A waiver on any one occasion shall not be construed as a bar to or a waiver of any right or remedy on any future occasion.

14.  SURVIVABILITY:  The expiration or termination of this Agreement shall not
     -------------
operate to affect such of the provisions hereof as are expressed to remain in full force and effect notwithstanding such termination.

15.  CAPTIONS:  The captions of this Agreement are for descriptive purposes only
     --------
and are not part of the provisions hereof and shall have no force or effect.

16.  NOTICES:  All notices and other communications hereunder shall be in
     -------
writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows (or to such other party or address as Company or Employee may designate in notice duly delivered to the other pursuant to this paragraph):

          If to Employee, to him at his address set forth in the preamble hereto:

          With copies to:

          George H. Bostick
          Sutherland Asbill & Brennan LLP
          1275 Pennsylvania Avenue, N.W.
          Washington, DC  20004


          If to Company, to it at:

          2437 E. Main Street
          Plainfield, Indiana  46168
          Attn: Chuck Nelson


          With copies to:

          O'Melveny & Myers LLP
          153 East 53rd Street
          New York, New York  10022
          Attn:  Jeffrey J. Rosen

          Freeman Spogli & Co.
          599 Lexington Avenue
          18th Floor
          New York, New York 10022
          Attn: John M. Roth

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17.  WITHHOLDING:  Company may withhold from any amounts payable under this
     -----------
Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation. Company agrees that if any tax is owed by Employee with respect to the issuance of stock and granting of options provided for in Paragraph 3(e) of this Agreement, Company shall pay such tax when due or, if such tax is required to be withheld from Employee, Company shall pay such withholding tax.

                  (Remainder of Page Intentionally Left Blank)

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          IN WITNESS WHEREOF, Company and Employee, intending to be legally bound, have executed this Agreement on the day and year first above written.


EMPLOYEE:                            COMPANY:
                                     GALYAN'S TRADING COMPANY, INC.



/s/ Robert Mang                      By    /s/ Norman S. Matthews
--------------------------------     ---------------------------------
Robert Mang                          Name: Norman S. Matthews
                                     Title:Chairman of the Board



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